Exhibit 99.1

Investor Relations

(212) 479-3195

Newcastle Announces Completion of Spin-Off of New Residential

NEW YORK – (BUSINESS WIRE) – May 16, 2013 – Newcastle Investment Corp. (“Newcastle” or the “Company”) today announced that the spin-off of New Residential Investment Corp. (“New Residential”) was successfully completed on May 15, 2013. Starting today, New Residential will begin trading on the New York Stock Exchange under the symbol “NRZ.”

Holders of Newcastle common stock as of the record date, May 6, 2013, have been electronically issued one share of New Residential common stock for each share of Newcastle common stock held as of the record date.

ABOUT NEWCASTLE

Newcastle Investment Corp. focuses on opportunistically investing in, and actively managing, real estate related assets. The Company primarily invests in two distinct areas: (1) Real Estate Debt and (2) Senior Housing Assets. The Company is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.